For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR THIRD
QUARTER FISCAL YEAR 2007
Company Reports Record Gross Profit, Operating Profit and EBITDA
Company will host a webcast February 6, 2007 at 11:00 a.m. ET
MINNEAPOLIS, MN —February 5, 2007 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today reported fiscal year 2007 third quarter results for the period ended December 31, 2006.
Financial Results
•	The Company reported net sales of $210.2 million for the third quarter as compared to net sales for the third quarter of fiscal year 2006 of $214.8 million, a decrease of 2.1%.

•	Gross profit was a record for the third quarter increasing 24.9% to $35.3 million or 16.8% as a percent of net sales, as compared to $28.2 million or 13.1% as a percent of net sales in the third quarter of fiscal year 2006.

•	Operating income was a record for the third quarter at $8.7 million, as compared to an operating loss of $9.3 million for the third quarter of fiscal year 2006. In the third quarter of fiscal year 2006 the operating loss was negatively impacted by pre-tax charges of $16.8 million related to the bankruptcy of Musicland Group and the write-off of an independent music label. Of these charges, $4.6 million was a reduction in gross profit and $12.2 million was an increase in operating expenses.

•	Net income for the third quarter was $4.1 million or $0.11 per diluted share, as compared to a net loss of $6.1 million or a loss of $0.20 per diluted share for the third quarter of fiscal year 2006.

•	Proforma net income for the third quarter was $5.2 million or $0.14 per diluted share as compared to the proforma net income for the third quarter of fiscal year 2006 of $3.7 million or $0.12 per diluted share. See “Use of Non-GAAP Financial Information” below.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) were a record of $11.6 million for the third quarter. EBITDA for the fiscal year 2006 third quarter was a loss of $4.3 million. See “Use of Non-GAAP Financial Information” below.
•	On December 31, 2006 the Company had a cash balance of $10.7 million and no outstanding borrowings on its $25.0 million working capital revolving facility.
Cary Deacon, the Company’s Chief Executive Officer commented, “In spite of our soft sales in the quarter, the Company’s management of its gross margin and expenses was very strong. We achieved record operating income and EBITDA and record gross margin contribution. As well, the Company’s focus on cash management continues to deliver solid results.”
Business Segment Highlights
Publishing Segment
Publishing segment net sales for the third quarter of fiscal year 2007, before inter-company eliminations, decreased 2.5% to $35.0 million, as compared to $35.9 million for the same period last year.
During the fiscal year 2007 third quarter, publishing segment net sales benefited from several new FUNimation anime DVD releases including Black Cat, Basilisk, Fullmetal Panic, Trinity Blood and two Dragon Ball Z movie 3-packs. Television exposure and subsequent strong ratings further helped the DVD sales of several anime titles. Also, during the third quarter, the FUNimation Channel added three additional broadcast outlets and now is available in over 34 million households. Encore experienced softer than expected sales in the non-entertainment software categories. As well, one of Encore’s major entertainment releases expected in the third quarter was delayed into the fourth quarter. BCI net sales continued to be affected by poor performance at a major customer and weak sales performance from its budget release schedule.
Distribution Segment
During the third quarter of fiscal year 2007, the distribution segment’s net sales, before inter-company eliminations, were $198.9 million, unchanged from the same period last year.
During the fiscal year 2007 third quarter, distribution segment sales were negatively impacted by the $5.8 million shift of Symantec product releases into the prior quarter. Sales for the quarter in the video game category were negatively affected by the previously announced bankruptcy of Musicland Group and Tower Records. Third-party DVD distribution benefited from a vendor managed inventory system with a major consumer electronics retailer and the introduction of major studio new releases at an existing national department store customer. All product categories within the distribution segment demonstrated improved gross margin in the third quarter as compared to the same quarter last year.

Outlook
Based on the operating results of the first nine months and outlook for the remainder of fiscal year 2007, including the shift of the Company’s Afro Samurai release into fiscal year 2008, the Company is updating its guidance as follows:
•	Consolidated net sales of between $690 million and $700 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA), before share-based compensation expense as per FASB 123(R) of approximately $800,000, is expected to be between $31 million and $33 million.

•	Net income of between $7 million and $8 million.
The Company maintains its previously announced anticipated depreciation expense of $3 million and anticipated amortization expense of $8 million for fiscal year 2007.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations, proforma net income, proforma net income per share and earnings before interest, taxes, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to calculate non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at http://www.navarre.com.
Conference Call
The Company will host a conference call at 11:00 a.m. ET, Tuesday, February 6, 2007, to discuss the Company’s fiscal year 2007 third quarter results. The conference call can be accessed by dialing 800-659-1942, conference participant passcode “90116054”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the Internet and can be accessed at http://www.navarre.com. Investors should go to the web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available for a one-year period following the call’s completion by accessing http://www.navarre.com.
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.

Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2006 and Form 10-Q for the quarter ended September 30, 2006. Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the Company’s public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms .

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2006	2005
Net sales	$210,248	$214,841
Cost of sales (exclusive of depreciation and amortization)	174,982	186,614

Gross profit	35,266	28,227
Operating expenses:
Selling and marketing	8,075	7,819
Distribution and warehousing	3,988	3,067
General and administrative	11,616	11,321
Bad debt expense	52	12,259
Depreciation and amortization	2,792	3,101

Total operating expenses	26,523	37,567

Income from operations	8,743	(9,340)
Other income (expense):
Interest expense	(2,061)	(2,983)
Interest income	42	—
Deconsolidation of variable interest entity	—	1,896
Other income (expense), net	(163)	4

Net income before tax	6,561	(10,423)
Income tax (expense) benefit	(2,510)	4,355

Net income (loss)	$4,051	$(6,068)

Earnings (loss) per common share:
Basic	$0.11	$(0.20)
Diluted	$0.11	$(0.20)
Weighted average shares outstanding:
Basic	35,890	29,893
Diluted	36,328	29,893

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,	March 31,
	2006	2005	2006
Assets
Current assets:
Cash and cash equivalents	$10,732	$14,401	$14,296
Receivables, net	135,769	116,468	87,653
Inventories	49,024	53,351	43,624
Other	26,513	24,302	24,711

Total current assets	222,038	208,522	170,284
Property and equipment, net	12,259	9,547	10,298
Other assets	126,175	137,798	129,032

Total assets	$360,472	$355,867	$309,614

Liabilities and shareholders’ equity
Current liabilities:
Note payable — short-term	$5,000	$5,000	$5,000
Accounts payable	146,225	126,249	97,923
Other	15,449	18,660	18,997

Total current liabilities	166,674	149,909	121,920
Long-term liabilities:
Note payable — long-term	71,380	112,500	75,130
Other	7,152	5,981	7,024

Total liabilities	245,206	268,390	204,074
Temporary equity	—	—	16,634
Shareholders’ equity	115,266	87,477	88,906

Total liabilities and shareholders’ equity	$360,472	$355,867	$309,614

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2006	2005
Net cash provided by (used in) operating activities	$5,735	$(16,919)
Net cash used in investing activities	(5,679)	(100,323)
Net cash (used in) provided by financing activities	(3,620)	116,072

Net decrease in cash	(3,564)	(1,170)
Cash at beginning of period	14,296	15,571

Cash at end of period	$10,732	$14,401

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Business Segments

Three months ended
December 31, 2006	Distribution	Publishing	Other	Eliminations	Consolidated
Net sales	$198,914	$35,045	—	$(23,711)	$210,248
Income from operations	$3,800	$4,943	—	—	$8,743

Three months ended
December 31, 2005	Distribution	Publishing	Other	Eliminations	Consolidated
Net sales	$198,940	$35,940	$169	$(20,208)	$214,841
Income (loss) from operations	$(9,652)	$799	$(487)	—	$(9,340)

Reconciliation of GAAP Net Sales to Non-GAAP Net Sales

	Three Months Ended December 31,
	2006	%	2005	%
Net sales:
Distribution	$198,914	85.0%	$198,940	84.6%
Publishing	35,045	15.0%	35,940	15.3%
Other	—	—	169	0.1%

Net sales before inter-company eliminations	233,959		235,049
Inter-company eliminations	(23,711)		(20,208)

Net sales as reported	$210,248		$214,841

Reconciliation of GAAP Net Income (Loss) to EBITDA

	Three Months Ended
	December 31,
	2006	2005
Net income (loss), as reported	$4,051	$(6,068)
Interest expense, net	2,019	2,983
Tax expense (benefit)	2,510	(4,355)
Depreciation and amortization	2,792	3,101
Share-based Compensation	220	0

EBITDA	$11,592	$(4,339)

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Proforma Net Income (Loss)

	Three Months Ended
	December 31,
	2006				2005
	As	Non-GAAP		Non-	As	Non-GAAP		Non-
	Reported	Adjustments (a)		GAAP	Reported	Adjustments (a)		GAAP
Net sales	$210,248	$—		$210,248	$214,841	$(169	)(f)	$214,672
Cost of sales (exclusive of depreciation and amortization)	174,982	—		174,982	186,614	(4,687	)(f)(g)	181,927

Gross profit	35,266	—		35,266	28,227	4,518		32,745
Operating expenses:
Selling and marketing	8,075	—		8,075	7,819	—		7,819
Distribution and warehousing	3,988	—		3,988	3,067	—		3,067
General and administrative	11,616	(220	)(b)	11,396	11,321	(523	)(f)	10,798
Bad debt expense	52	—		52	12,259	(12,243	)(e)	16
Depreciation and amortization	2,792	(1,719	)(c)	1,073	3,101	(2,280	)(c)	821

Total operating expenses	26,523	(1,939)		24,584	37,567	(15,046)		22,521

Income from operations	8,743	1,939		10,682	(9,340)	19,564		10,224
Other income (expense):
Interest expense	(2,061)	—		(2,061)	(2,983)	52	(f)	(2,931)
Interest income	42	—		42	—	—		—
Deconsolidation of variable interest entity	—	—		—	1,896	(1,896	)(f)	—
Other income, net	(163)			(163)	4	—		4

Net income (loss) before tax	6,561	1,939		8,500	(10,423)	17,720		7,297
Income tax (expense) benefit	(2,510)	(742	)(d)	(3,252)	4,355	(7,971	)(d)	(3,616)

Net income (loss)	$4,051	$1,197		$5,248	$(6,068)	$9,749		$3,681

Earnings (loss) per common share:
Basic	$0.11			$0.15	$(0.20)			$0.12
Diluted	$0.11			$0.14	$(0.20)			$0.12
Weighted average shares outstanding:
Basic	35,890			35,890	29,893			29,893
Diluted	36,328			36,328	29,893			30,592
      Notes:
(a)	See explanation above regarding the Company’s use of non-GAAP financial information.
(b)	Share-based compensation expense recorded under FAS 123R in fiscal 2007.
(c)	Amortization expense related to the intangible assets acquired in acquisitions.
(d)	Income tax associated with non-GAAP adjustments, not taking into consideration the amounts for item (f).
(e)	Bad debt expense related to the bankruptcy of Musicland Group.
(f)	Amounts related to the deconsolidation of a variable interest entity, Mix & Burn, Inc.
(g)	Expense related to the bankruptcy of Musicland Group and the loss of an independent music label of $4.6 million.